CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-146552 on Form N-1A of our report dated December 30, 2015, relating to the financial statements and financial highlights of Miller Convertible Bond Fund appearing in the Annual Report on Form N-CSR of Miller Convertible Bond Fund for the year ended October 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 26, 2016